Exhibit 5

                                                     February 28, 2000



Computer Associates International, Inc.
One Computer Associates Plaza
Islandia, New York 11749-7000

Gentlemen:

         I have acted as your counsel in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed under the Securities Act of 1933, as amended, in connection with the issuance of 30,000,000 shares of your Common Stock, together with associated rights, issuable pursuant to the Year 2000 Employee Stock Purchase Plan (the "Plan"). As such Counsel, I have examined your Restated Certificate of Incorporation, your By-Laws as amended to date, the Registration Statement, the Plan, and such other corporate documents, minutes and records as I have deemed appropriate.

         Based upon the foregoing, it is my opinion that the 30,000,000 shares reserved for issuance in the aggregate pursuant to the Plan are duly authorized, and when issued against payment of the purchase price therefor in accordance with the Plan, will be validly issued, fully paid and nonassessable.

         I hereby consent to the reference to me in the Registration Statement where it appears and to the filing of this opinion as an Exhibit to the Registration Statement.

                                                     Very truly yours,


                                                     /s/ Steven M. Woghin
                                                     Steven M. Woghin
                                                     Senior Vice President and
                                                     General Counsel